Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-264559

PROSPECTUS    SUPPLEMENT

To Prospectus dated April 29, 2022

14,500,000 Shares

Liberty Energy Inc.

Class A Common Stock

Schlumberger Technology Corporation (the “selling stockholder”) is selling 14,500,000 shares of Class A common stock, $0.01 par value per share (the “Class A Common Stock”), of Liberty Energy Inc., formerly known as Liberty Oilfield Services Inc. We will not receive any proceeds from the sale of shares to be sold by the selling stockholder.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LBRT.” The last reported sale price of our Class A Common Stock on April 28, 2022 was $17.66 per share.

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement, page 2 of the accompanying base prospectus, page 12 of our Annual Report on Form 10-K for the year ended December 31, 2021 and page 29 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 to read about factors you should consider before buying shares of our Class A Common Stock.

The underwriters have agreed to purchase the shares of our Class A Common Stock from the selling stockholder at a price of $15.50 per share, which will result in approximately $224.75 million of aggregate proceeds to the selling stockholder before expenses. The underwriters propose to offer the shares of Class A Common Stock for sale from time to time in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A Common Stock on or about May 3, 2022.

Joint Book-Running Managers

BofA Securities	J.P. Morgan

The date of this prospectus supplement is April 29, 2022.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which, among other things, gives more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying base prospectus, the information in this prospectus supplement controls. Before you invest in our Class A Common Stock, you should carefully read this prospectus supplement, along with the accompanying base prospectus, in addition to the information contained in the documents we refer to under the headings “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying base prospectus.

Except as otherwise indicated or required by the context, all references in this prospectus supplement to the “Company,” “we,” “us” or “our” refer to Liberty Energy Inc., formerly known as Liberty Oilfield Services Inc., and its consolidated subsidiaries. References in this prospectus supplement to the “selling stockholder” refer to the entity identified as a selling stockholder in “Selling Stockholder.” References in this prospectus supplement to “Liberty LLC” refer to Liberty Oilfield Services New HoldCo LLC. References in this prospectus supplement to “Schlumberger” refer to Schlumberger Technology Corporation.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the underwriters nor the selling stockholder has authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our Class A Common Stock in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or any information that we have incorporated by reference is accurate as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since such dates. If any statement in one of those documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus supplement or the accompanying base prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about our growth, including statements about our expected growth from recent acquisitions such as the PropX Acquisition (as defined below) and the OneStim Acquisition (as defined below), expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, future global economic conditions, the impacts of the novel strain of the coronavirus (“COVID-19”) pandemic, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, in addition to other estimates and beliefs. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We may use the words “estimate,” “outlook,” “project,” position,” “potential,” “likely,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “achievable,” “anticipate,” “may,” “will,” “continue,” “should,” “could” and similar expressions to help identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. We cannot assure you that our assumptions and expectations will prove to be correct. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, including but not limited to the risks described in this prospectus supplement and other filings that we make with the SEC. We undertake no intention or obligation to update or revise any forward-looking statements, except as required by law, whether as a result of new information, future events or otherwise and readers should not rely on the forward-looking statements as representing the Company’s views as of any date subsequent to the date of the filing of this prospectus supplement. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, decline in demand for our services, the cyclical nature and volatility of the oil and natural gas industry, a decline in, or substantial volatility of, crude oil and natural gas commodity prices, environmental risks, regulatory changes, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, the timing of development expenditures and the other risks described under the heading “Risk Factors” in this prospectus supplement, the accompanying base prospectus, our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, which are incorporated by reference in this prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus supplement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

S-iii

MARKET AND INDUSTRY DATA

This prospectus supplement and the information incorporated herein by reference include market and industry data and certain other statistical information based on third-party sources including independent industry publications, government publications and other published independent sources, such as content and estimates provided by Lium, LLC (“Lium Research”) as of December 31, 2021 and industry content and figures provided by Baker Hughes Co. (“Baker Hughes”) as of April 14, 2022. Neither Lium Research nor Baker Hughes is a member of the Financial Industry Regulatory Authority or the Securities Investor Protection Corporation and neither is a registered broker dealer or investment advisor. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. Some data is also based on our own good faith estimates, which are supported by our management’s knowledge of and experience in the markets and business in which we operate.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

This prospectus supplement contains trademarks, tradenames, and service marks that are owned by us or other companies, which are our property. Solely for convenience, the trademarks, tradenames, and service marks referred to in this prospectus supplement may appear without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, tradenames, and service marks. We do not intend our use or display of other parties’ trademarks, tradenames, or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) incorporated by reference in this prospectus supplement and the accompanying base prospectus.

Overview

We are a leading integrated oilfield services and technology company focused on providing innovative hydraulic services and related technologies to onshore oil and natural gas exploration and production (“E&P”) companies in North America. We offer customers hydraulic fracturing services, together with complementary services including wireline services, proppant delivery solutions, data analytics, related goods (including our sand mine operations), and technologies that will facilitate lower emission completions, thereby helping our customers reduce their emissions profile.

Our primary locations of operation include the Permian Basin, the Eagle Ford Shale, the Denver-Julesburg Basin, the Williston Basin, the San Juan Basin, the Powder River Basin, the Haynesville Shale, the South Central Oklahoma Oil Province and Sooner Trend Anadarko Canadian Kingfisher, the Marcellus Shale, the Utica Shale, and the Western Canadian Sedimentary Basin, which are among the most active basins in North America. The breadth of our operational footprint provides us an opportunity to leverage our fixed costs and to efficiently reposition our equipment in response to customer requirements. The map below represents our current areas of operation.

The process of hydraulic fracturing involves pumping a pressurized stream of fracturing fluid (typically a mixture of water, chemicals and proppant) into a well casing or tubing to cause the underground formation to fracture or crack. These fractures release trapped hydrocarbon particles and provide a conductive channel for the oil or natural gas to flow freely to the wellbore for collection. The propping agent, or proppant, typically sand, becomes lodged in the cracks created by the hydraulic fracturing process, “propping” them open to facilitate the flow of hydrocarbons from the reservoir to the well. The fracturing fluid is engineered to lose viscosity, or “break,” and is subsequently flowed back from the formation, leaving the proppant suspended in the formation fractures. Once our customer has flushed the fracturing fluids from the well using a controlled flow-back process, the customer manages fluid and water recycling or disposal.

Our hydraulic fracturing fleets consist of mobile hydraulic fracturing units and other auxiliary heavy equipment to perform fracturing services. Our hydraulic fracturing units consist primarily of high-pressure hydraulic pumps, engines, transmissions, radiators and other supporting equipment that are typically mounted on trailers. We refer to the group of units and other equipment, such as blenders, data vans, sand storage, tractors, manifolds and high pressure fracturing iron, which are necessary to perform a typical hydraulic fracturing job, as a “fleet,” and the personnel assigned to each fleet as a “crew.” The size of each fleet and crew can vary depending on the requirements of each job design.

We also have wireline operations as a result of the acquisition of Schlumberger’s OneStim business in December 2020, whereby we obtained certain assets and liabilities of the OneStim business including OneStim’s hydraulic fracturing pressure pumping services business in onshore United States and Canada (the “OneStim Acquisition”). Our wireline units consist of a truck equipped with a spool of wireline that is lowered into wells to convey specialized tools or equipment, such as perforating guns and charges, that are necessary to connect the wellbore with the target formation. This operation is performed between each hydraulic fracturing stage. Our wireline service is primarily offered alongside our hydraulic fracturing services, which allows us to maximize efficiency for our customers through optimized coordination of the wireline and hydraulic fracturing services. In addition, we also offer our wireline service on a stand-alone basis.

On October 26, 2021, we acquired Proppant Express Investments, LLC in exchange for $11.9 million in cash and 3,405,526 shares of Class A Common Stock and 2,441,010 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”), and 2,441,010 units of Liberty LLC (“Liberty LLC Units”), for total consideration of $103.0 million, based on the Class A Common Stock closing price of $15.58 on October 26, 2021, subject to customary post-closing adjustments (the “PropX Acquisition”). The Liberty LLC Units are redeemable for an equivalent number of shares of Class A Common Stock at any time, at the election of the stockholder.

As a result of the PropX Acquisition, we are now a leading provider of last-mile proppant delivery solutions, including proppant handling equipment and logistics software across North America. PropX offers innovative environmentally friendly technology with optimized dry and wet sand containers and wellsite proppant handling equipment that drive logistics efficiency and reduce noise and emissions. We believe that PropX wet sand handling technology is a key enabler of the next step of cost and emissions reductions in the proppant industry. PropX also offers customers the latest real-time logistics software, PropConnect™, for sale or as hosted software as a service.

Our operations are organized into a single business segment, which consists of hydraulic fracturing services, including wireline, proppant delivery and goods, including our Permian Basin sand mines, and we have one reportable geographical segment, North America. We have grown from one active hydraulic fracturing fleet as of December 2011 to over 30 active fleets as of March 31, 2022. We are focused on providing “next-generation” frac fleets and technologies to assist our customers with completing their wells in an ESG-friendly manner.

Our founders and management are pioneers in the development of data-driven hydraulic fracturing technologies for application in shale plays. Prior to founding the Company, the majority of our management team founded and built Pinnacle Technologies, Inc. (“Pinnacle Technologies”) into a leading fracturing technology company. In 1992, Pinnacle Technologies developed the first commercial hydraulic fracture mapping technologies, analytical tools that played a major role in launching the shale revolution. Our extensive experience with fracture technologies and customized fracture design has enabled us to develop new technologies and processes that provide our customers with real-time solutions that significantly enhance their completions. These technologies include hydraulic fracture propagation models, reservoir engineering tools, large, proprietary shale production databases and multi-variable statistical analysis techniques. Taken together, these technologies have enabled us to be a leader in hydraulic fracture design innovation and application. Our management team has an average of over 20 years of oilfield services experience, and the majority of our management team worked together before founding our company.

We believe technical innovation and strong relationships with our customer and supplier bases distinguish us from our competitors and are the foundations of our business. We expect that E&P companies will continue to focus on technological innovation as completion complexity and fracture intensity of horizontal wells increases, particularly as customers are increasingly focused on reducing emissions from their completions operations. We remain proactive in developing innovative solutions to industry challenges, including developing: (i) our databases of U.S. unconventional wells to which we apply our proprietary multi-variable statistical analysis technologies to provide differential insight into fracture design optimization; (ii) our Liberty Quiet Fleet® design which significantly reduces noise levels compared to conventional hydraulic fracturing fleets; (iii) hydraulic fracturing fluid systems tailored to the specific reservoir properties in the basins in which we operate and (iv) our dual fuel dynamic gas blending (“DGB”) fleets that allow our engines to run diesel or a combination of diesel and natural gas, to optimize fuel use, reduce emissions and lower costs. In addition, our integrated supply chain includes proppant, chemicals, equipment, logistics and integrated software which we believe promotes wellsite efficiency and leads to more pumping hours and higher productivity throughout the year to better service our customers. In order to achieve our technological objectives, we carefully manage our liquidity and debt position to promote operational flexibility and invest in the business throughout the full commodity cycle.

Our Competitive Strengths

High-quality service with a focus on technology that improves well results. We seek to distinguish ourselves by providing industry-leading, customer-focused service in a flexible, safe and consistent manner. The cornerstone of our technological advantage is a series of proprietary databases of U.S. unconventional wells that include production data, completion designs and reservoir characteristics. We utilize these databases to perform multi-variable statistical analysis that generates differential insight into fracture design optimization to enhance our customers’ production economics. Our emphasis on data analytics is also deployed during job execution through the use of real-time feedback on variables that maximizes customer returns by improving cost-effective hydraulic fracturing operations. This attention to detail results in faster well completions, limited downtime and enhanced production results for our customers. With the addition of our wireline services, we are able to increase efficiencies and minimize downtime in our hydraulic fracturing services. Following the PropX Acquisition, we are now an integrated provider of completion services with proppant, equipment, logistics and integrated software that are designed to improve our operational and logistics efficiency for our customers.

Significant and increasing scale in unconventional basins. We provide our services primarily in the Permian Basin, the Eagle Ford Shale, the Denver-Julesburg Basin, the Haynesville Shale, the Marcellus Shale, the Powder River Basin, the Williston Basin, the San Juan Basin, the SCOOP/ STACK, the Utica Shale and the Western Canadian Sedimentary Basin, which are among the most active basins in North America. The average domestic onshore rig count for the United States and Canada was 704 rigs reported in the fourth quarter of 2021, and has further increased to 796 rigs reported as of April 14, 2022, up from the average in the fourth quarter of 2020 of 384, according to a report by Baker Hughes. The breadth of our operational footprint provides us an opportunity to leverage our fixed costs and to efficiently reposition our equipment in response to customer requirements.

Focus on ESG factors and next generation frac technology. While we recognize the various environmental and social impacts of hydrocarbon energy, we believe that access to life-enhancing modern energy presents the most pressing global energy challenge. We passionately work to better the process of bringing hydrocarbons to the surface in a clean, safe and efficient fashion and view ESG principles as foundational to our business. We focus on developing and adding technologies to our operations that assist our customers in implementing their ESG goals. For example:

•	In 2013, we introduced Tier 2 dual-fuel technology to our fleets which allows our frac pumps to use natural gas in place of some diesel fuel to lower particulate emissions.

•	In 2014, we began the use of containerized sand delivery at frac locations, which reduces dust, noise and truck traffic.

•	In 2016, we introduced Quiet Fleet® technology, which significantly reduces noise levels associated with frac operations.

•

In 2018, we began a partnership with an equipment supplier to introduce Tier IV DGB, engines to our frac fleet that can substitute up to 80% of the diesel typically used by a frac pump with natural gas and significantly lower emission levels in frac operations. Tier IV DGB engines were added to our fleet in 2020.

•

In 2021, we announced the successful test of digiFrac™, our innovative, purpose-built electric frac pump that has an approximately 25% lower CO2e emission profile than the Tier IV DGB. We have entered into two multi-year arrangements with customers for digiFrac fleets and expect to deliver the first fleet into commercial service in 2022.

•

In October 2021, we closed the acquisition of PropX. PropX offers innovative, environmentally friendly technology with optimized dry and wet sand containers and wellsite proppant handling equipment that drive logistics efficiency and reduce noise and emissions.

Long-term relationships with a diverse customer base of E&P companies. We have developed long-term partnerships with our customers through a continuous dialogue focused on their production economics. Further, we have a proven track record of executing our customers’ plans and delivering on time and in line with expected costs. Our customer base includes a broad range of integrated and independent E&P companies, including some of the largest E&P companies in our areas of operation. We believe our customer relationships enabled us to maintain higher utilization than many of our competitors during the 2020 downturn resulting from the COVID-19 pandemic. Our technological innovations, customer tailored approach and track record of consistently providing high-quality, safe and reliable service has allowed us to develop long-term customer partnerships, which we believe makes us the service provider of choice for many of our customers.

Integrated and innovative supply chain network provides operational efficiencies and competitive advantages. We have a dedicated supply chain team that manages sourcing and logistics to add flexibility and assist with reliable supply of materials in a cost-effective manner across all areas of our operations. We have built long-term relationships with multiple industry-leading suppliers of proppant, chemicals and hydraulic fracturing equipment. Our focus on technology and innovation also permeates our approach to our supply chain. For example, we have implemented a containerized sand solution across most of our fleets that streamlines delivery time, reduces dust and minimizes trucking demurrage typically associated with proppant delivery to the well site. We believe our supply chain provides a secure supply of high-quality proppant, chemicals and hydraulic fracturing equipment that will allow us to quickly respond during periods of increased demand for our services.

Deep-rooted, employee-centered culture with a track-record of providing safe and reliable services. We believe one of our key competitive advantages is our people. Our highly trained, experienced and motivated employees are critical to delivering our hydraulic fracturing services. Taking care of our employees is one of our top priorities, and we continually invest in hiring, training and retaining the employees we believe to be the best in our field. We temporarily implemented a company-wide employee furlough plan in connection with COVID-19 due to the uncertain level of frac demand we experienced during the second and third quarters of 2020, but all employees were returned from furlough as of September 30, 2020. We focus on individual contributions and team success to foster a culture built around operational excellence and superior safety. As a result, we consider ourselves to be among the safest service providers in the industry with a constant focus on Health, Safety and Environmental performance and service quality, as evidenced by an average incident rate that was 10% less than the industry average from 2019 to 2021. Our employee centered focus and reputation for safety has enabled us to obtain projects from industry leaders with some of the most demanding safety and operational requirements.

High-quality and well-maintained fleets. Our hydraulic fracturing fleets are comprised of high quality, heavy-duty equipment designed with a lowest total cost of ownership philosophy. Taking a full life cycle view during the equipment design and fabrication process enables us to reduce operational downtime and maintenance costs, while enhancing our ability to provide reliable, consistent service. Our fleet is continually modernized through the application of new technologies, the adherence to consistent maintenance programs and the introduction of next-generation fleets. We believe that our modern, well-maintained fleets allow us to provide a high level of service to our customers. In addition, we have built a strong relationship with the assemblers of our custom-designed hydraulic fracturing fleets and believe we will continue to have timely access to new, high capability fleets as needed.

Experienced, incentivized and proven management team. Our founders and management are pioneers in the development of data-driven hydraulic fracturing technologies for application in shale plays. Our extensive experience with fracture technologies, including hydraulic fracture propagation models, reservoir engineering tools, large, proprietary shale production databases and multi-variable statistical analysis techniques, has enabled us to provide our customers with real-time solutions that enhance their completions. These technologies have enabled us to be a leader in hydraulic fracture design innovation and application. Our management team has an average of over 20 years of oilfield services experience, and the majority of our management team worked together before founding our company.

Our Business Strategy

The key components of our business strategy include:

Continuing to invest in and enhance our innovative technologies. We intend to continue to invest in and enhance our innovative technologies to provide our customers efficient and effective completion services especially in unconventional oil and gas resources. Today, we hold approximately 500 patents, patent applications and patent licenses relating to our engineering and technology solutions. We focus on improving both sub-surface technologies as well as above surface technologies to not only increase demand for our services but also to increase our fleet utilization while reducing fleet operating expenses. These investments and continued commitment to innovative technologies have allowed us to strengthen our business, providing a foundation for growth in the current upcycle.

Our technologies allow us to:

•

Evaluate completion and production trends in a specific area using one of our extensive databases for U.S. liquid-rich basins in conjunction with detailed multi-variate analysis which provides a useful “big picture” starting point for any frac design;

•	Review past frac experience to determine critical design issues, problem areas, additional data requirements, and develop a frac design generating a reduction in costs;

•	Assist in the coordination and evaluation of laboratory and field tests required to support the stimulation program;

•	Perform analysis of diagnostic data (diagnostic fracture injection tests, mini-frac and other injections) to obtain basic analysis anchor points and to help estimate achieved fracture dimensions;

•	Conduct fracture model calibration that ties in directly measured fracture dimensions with net pressure history matching, to provide a fracture design tool that is tied to real measurements;

•	Perform production data analysis and reservoir modeling; and

•	Evaluate and reconcile well production response and evaluate production sensitivities to frac design and wellbore placement changes.

Focus on next generation frac fleet development to assist our customers and lower our emissions. We plan to continue our leadership in the development and implementation of “next generation” frac technologies that assist our customers in efficiently developing their oil and gas assets while maintaining a focus on reduced emissions and ESG principles. Customer demand for next generation ESG friendly frac pumps is high, and we expect it will remain high for the foreseeable future. Our recent successful field test of our digiFrac electric frac fleet further demonstrates our commitment to next generation frac technologies, and we have entered into multi-year arrangements for two digiFrac fleets that we expect to deliver into commercial service during 2022. We believe that our ability to provide next generation frac fleets to our customers that demand ESG-friendly technologies will allow us to obtain more favorable pricing terms and differentiate our service offering from competitors that do not have similar capabilities.

Developing and expanding relationships with existing and new customers. We target customers that we believe value our technological approach, have highly prospective unconventional resources, value safe and efficient operations, have the financial stability and flexibility to weather industry cycles and seek to work with us to improve their production. We believe our high-quality fleets, innovative engineering and technology solutions and extensive geographic footprint in some of the most active North American onshore basins position us to expand and develop relationships with our existing and new customers. These qualities, combined with our past performance, have resulted in the renewal and new award of service work and our expansion into additional basins due to customer demand. We believe these relationships provide us an attractive revenue stream while leaving us the ability to increase our market share in certain basins and enter into new basins as industry demand and pricing continue to recover.

Maintaining a Strong Balance Sheet. We intend to maintain a conservative approach to managing our balance sheet, which allows us to better react to changes in commodity prices and related demand for our services as well as overall market conditions. We carefully manage our liquidity and debt position through monitoring our cash flows and spending levels. As of March 31, 2022, net of discount, we had $212.2 million of total long-term debt (including current maturities) and capacity available to be borrowed under our revolving credit facility of $189.0 million (based on the borrowing base as of March 31, 2022, which was $298.3 million, and excluding an additional $75 million pursuant to an incremental facility subject to customary borrowing conditions), net of $108.0 million borrowed and $1.4 million of outstanding letters of credit.

Continue to focus on our employee-centered culture. We intend to continue to focus on our employee-centered culture in order to maintain our status as an efficient, safe and responsible service provider to our customers. During 2021, we experienced increased turnover in field employee positions; however, that trend improved in the later part of the year and into 2022. We strive to promote from within our existing employee base to manage new hydraulic fracturing fleets and organically grow our operating expertise. This organic growth is essential in achieving the expertise and level of customer service we strive to provide each of our customers. As a result, we plan to continue to invest in our employees through personal and professional training to attract and retain the best individuals in our areas of operation.

Expansion through selective acquisitions. We have recently completed two acquisitions that we believe have served to transform our company into a leading integrated hydraulic fracturing services provider to operators in onshore North America. In December 2020, we completed the acquisition of Schlumberger’s onshore hydraulic fracturing business in the United States and Canada, including its pressure pumping, pumpdown perforating, and Permian frac sand businesses. This acquisition significantly expanded our technology portfolio, expanded our service offering to include wireline services and sand mine operations, and also broadened our geographic presence. On October 26, 2021, we completed the PropX Acquisition making us a leading provider of last-mile proppant delivery solutions, including proppant handling equipment and logistics software across North America. PropX offers innovative environmentally friendly technology with optimized dry and wet sand containers and wellsite proppant handling equipment that drive logistics efficiency and reduce noise and emissions. We believe that PropX wet sand handling technology is a key enabler of the next step of cost and emissions reductions in the proppant industry.

Principal Executive Offices

Our principal executive offices are located at 950 17th Street, Suite 2400, Denver, Colorado 80202, and our telephone number at that address is (303) 515-2800. Our website address is www.libertyfrac.com. Information contained on our website does not constitute part of this prospectus supplement.

The Offering

Selling Stockholder	Schlumberger Technology Corporation

Class A Common Stock Offered by the Selling Stockholder	14,500,000 shares.

Common Stock Outstanding after this Offering	186,847,433 shares of Class A Common Stock.

333,353 shares of Class B Common Stock.

Use of Proceeds	The selling stockholder will receive all of the net proceeds from the sale of the shares of our Class A Common Stock in this offering. We will not receive any of the proceeds from the sale of shares of our Class A Common Stock by the selling stockholder. See “Use of Proceeds.”

Dividend Policy	Although we have paid quarterly cash dividends to holders of our Class A Common Stock in the past, we suspended future quarterly dividends in 2020 in response to business conditions at the time. As a result, we did not pay any dividends in the year ended December 31, 2021. The declaration of dividends is subject to approval by the Company’s Board of Directors (the “Board”) and to the Board’s continuing determination that such declaration of dividends is in the best interests of the Company and its stockholders. Future dividends may be paid at the Board’s discretion based on market conditions and capital availability. We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights to receive, dividends. See “Dividend Policy.”

NYSE Symbol	“LBRT.”

Risk Factors	Investing in our Class A Common Stock involves risks. For a discussion of certain risks you should consider before investing in our Class A Common Stock, see “Risk Factors” beginning on page S-9 of this prospectus supplement, page 2 of the accompanying base prospectus, page 12 of our Annual Report on Form 10-K for the year ended December 31, 2021 and page 29 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022.

RISK FACTORS

The shares of our Class A Common Stock offered by this prospectus supplement and the accompanying base prospectus involve a high degree of risk. You should read carefully the risks and uncertainties described in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein, including the discussion of the material risks relating to an investment in our Class A Common Stock below and beginning on page 2 of the accompanying base prospectus, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022.

Risks Related to the Offering

The selling stockholder may sell a large number of shares of Class A Common Stock, which could adversely affect the trading price of our Class A Common Stock.

The selling stockholder identified in this prospectus supplement is offering 14,500,000 shares of our Class A Common Stock, which are beneficially owned by the selling stockholder. As of April 20, 2022, the shares offered by the selling stockholder represented approximately 7.7% of our outstanding shares of Class A Common Stock and Class B Common Stock on a combined basis. In connection with this offering, the underwriters entered into an agreement with the selling stockholder, which subjects 35,101,961 of the shares of our Class A Common Stock held by the selling stockholder to a 30-day “lock-up” period commencing on April 29, 2022. Despite such lock-up provisions, the resale of all or a substantial portion of these shares of our Class A Common Stock in the public market, or the perception that these sales might occur, could cause the market price of our Class A Common Stock to decrease and may make it more difficult for us to sell our equity securities in the future at a time and upon terms that we deem appropriate.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Class A Common Stock by the selling stockholder identified in this prospectus supplement. The selling stockholder will receive all of the net proceeds from the sale of these shares. See “Selling Stockholder.”

We will pay all expenses in connection with the offering of the shares of our Class A Common Stock to be offered by the selling stockholder under this prospectus supplement, except that the selling stockholder will pay any underwriting discounts and selling commissions incurred by it in connection with such sales.

DIVIDEND POLICY

Although we have paid quarterly cash dividends to holders of our Class A Common Stock in the past, we suspended future quarterly dividends in 2020 in response to business conditions at the time. As a result, we did not pay any dividends in the year ended December 31, 2021. The declaration of dividends is subject to approval by the Board and to the Board’s continuing determination that such declaration of dividends is in the best interests of the Company and its stockholders. Future dividends may be paid at the Board’s discretion based on market conditions and capital availability. We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights to receive, dividends.

SELLING STOCKHOLDER

The table below sets forth certain information known to us with respect to the beneficial ownership of the shares of our Class A Common Stock held by the selling stockholder. The percentage of shares beneficially owned is based on 186,847,433 shares of our Class A Common Stock and 333,353 shares of Class B Common Stock outstanding as of April 20, 2022. The selling stockholder does not beneficially own any shares of Class B Common Stock.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. As described in “Exchange of Liberty LLC Units and Class B Common Stock” on page 4 of the accompanying base prospectus, under the Second Amended and Restated Limited Liability Company Agreement of Liberty LLC, shares of our Class B Common Stock, together with an equivalent number of Liberty LLC Units, are exchangeable for newly issued shares of our Class A Common Stock on a one-for-one basis.

All information with respect to beneficial ownership has been furnished by the selling stockholder.

	Shares of Class A Common Stock beneficially owned prior to this offering			Number of shares of Class A Common Stock offered	Shares of Class A Common Stock beneficially owned after this offering
Name of selling stockholder	Number(1)%		Combined voting power(2)		Number	%
Schlumberger Technology Corporation	49,601,961	26.5%	26.5%	14,500,000	35,101,961	18.8%

(1)

Schlumberger directly holds 49,601,961 shares of Class A Common Stock. Since Schlumberger Holdings Corporation (“SHC”) controls Schlumberger, it is deemed to beneficially own the shares held directly by Schlumberger. Since Schlumberger B.V. controls SHC, it is deemed to beneficially own the shares held directly by Schlumberger. Since Schlumberger Limited controls Schlumberger B.V., it is deemed to beneficially own the shares held directly by Schlumberger. Schlumberger Limited, Schlumberger B.V., SHC and Schlumberger have shared voting power and shared dispositive power over the shares of Class A Common Stock held directly by Schlumberger. The business address of Schlumberger Limited for purposes of this prospectus is 5599 San Felipe, 17th Floor, Houston, Texas 77056. The business address of Schlumberger B.V. is Parkstraat 83, 2514 JG, The Hague, Netherlands. The business address of each of SHC and Schlumberger is 300 Schlumberger Drive, Sugar Land, Texas 77478.

(2)	Represents percentage of voting power of the shares of Class A Common Stock and Class B Common Stock voting together as a single class.

Material Relationships with the Selling Stockholder

Our material relationships with the selling stockholder in the last three (3) years are described below.

Master Transaction Agreement

On August 31, 2020, we, entered into a Master Transaction Agreement (the “MTA”) with Schlumberger, Schlumberger Canada Limited (“Schlumberger Canada” and, together with Schlumberger, the “Schlumberger Parties”), Liberty LLC, and LOS Canada Operations Inc. (“Canadian Buyer”), pursuant to which the Liberty LLC and Canadian Buyer acquired the Schlumberger Parties’ OneStim business in exchange for 57,377,232 shares of Class A Common Stock and a non-interest bearing demand promissory note, which note was satisfied with 8,948,902 shares of Class A Common Stock, resulting in a total of 66,326,134 shares of Class A Common Stock being issued in connection with the transaction. The Schlumberger Parties are affiliated with Messrs. Simon Ayat and James McDonald, who are on our Board. The transactions contemplated by the MTA closed on December 31, 2020.

Until December 31, 2024, subject to certain exceptions and as more specifically set forth in the MTA, without our prior written consent, each of Schlumberger and Schlumberger Canada will not, and will cause each of their respective affiliates (including Schlumberger Limited) not to, directly or indirectly engage in any business or enterprise that is competitive with OneStim within onshore United States and Canada.

On December 31, 2020, in connection with the closing of the transactions contemplated by the MTA, the Company (and/or one or more of our subsidiaries) and the Schlumberger Parties entered into the following agreements, each of which may involve amounts in excess of $120,000: (i) an intellectual property license agreement, whereby the Schlumberger Parties granted to Liberty LLC and the Company exclusive and non-exclusive licenses to certain intellectual property, and Liberty LLC granted to the Schlumberger Parties a non-exclusive license to certain patents acquired by Liberty LLC under the MTA; (ii) an employee matters agreement, pursuant to which the applicable Schlumberger Party agreed to lease employees to the Company or a subsidiary of the Company until March 1, 2021, subject to certain exceptions and extensions; (iii) an alliance agreement whereby Schlumberger and Liberty LLC agreed to collaborate to advance each of their product portfolios and technology offerings; (iv) a transition services agreement whereby Schlumberger or its designee agreed to provide certain back-office, administrative, field operations, supply chain and other specified services to the Company until March 1, 2021, subject to certain exceptions and extensions; and (v) a strategic supply agreement intended to provide the Company with an opportunity to purchase from the various business lines of Schlumberger, products and services with competitive pricing terms for a term not to exceed the term of the non-compete covenant in the MTA discussed above.

Amended and Restated Stockholders Agreement

In connection with the OneStim Acquisition, we entered into an amended and restated stockholders agreement (the “Stockholders Agreement”) with affiliates of R/C IV Liberty Big Box Holdings, L.P., and Riverstone Holdings LLC (“Riverstone”), and the Schlumberger Parties. Among other things, the Stockholders Agreement provided the Schlumberger Parties with the right to designate up to two nominees to our Board, provided that the Schlumberger Parties continue to meet certain stock ownership thresholds with respect to our Class A Common Stock.

Pursuant to the Stockholders Agreement, the Schlumberger Parties (i) were not permitted for a period of nine months from the closing of the OneStim Acquisition, to transfer or dispose of (or take other analogous actions in accordance with the terms of the agreement) any economic, voting or other rights in or to their issued shares, other than certain permitted transfers and, (ii) will not be permitted for a period of four years from the closing of the OneStim Acquisition, to make any transfer of Common Stock to any direct competitor of the Company or to any person that is subject to, or by virtue of such transfer would become subject to, the reporting obligations under Schedule 13D under the Exchange Act, with respect to Common Stock (the “Lock-Up and Transfer Restrictions”).

Pursuant to the Stockholders Agreement, the Schlumberger Parties and their affiliates also agreed to not, among other things, acquire beneficial ownership of any equity securities of the Company or publicly seek or encourage any offer or proposal for a merger or similar transaction involving the Company during the period commencing on the date of the agreement and continuing until the fourth anniversary of the closing of the OneStim Acquisition (the “Standstill”).

Pursuant to the Stockholders Agreement, we are required to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees designated by either the Riverstone affiliates or the Schlumberger Parties. At any time the members of our Board are allocated among separate classes of directors, (i) the directors designated by the Riverstone affiliates pursuant to the Stockholders Agreement will be to the classes as mutually agreed between us and the Riverstone affiliates, and (ii) the directors designated by the Schlumberger Parties (each such director, a “Schlumberger Director”) pursuant to the Stockholders Agreement will be to the classes as mutually agreed between us and the Schlumberger Parties. The Riverstone affiliates are entitled to designate the replacement for any of its Board designees whose service terminates prior to the end of such director’s term. The Schlumberger Parties are entitled to designate the replacement for any of its Board designees whose service terminates prior to the end of such director’s term. In the event that the Schlumberger Parties are no longer entitled to designate one or more directors pursuant to the terms of the Stockholders Agreement, to the extent requested by the governance committee of the Board, the Schlumberger Parties shall promptly cause any such Schlumberger Director to resign from service on the Board and all committees thereof on which such Schlumberger Director serves.

The Stockholders Agreement will terminate with respect to the Schlumberger Parties at the earliest of (a) such time as the Schlumberger Parties no longer beneficially own at least 10% of the outstanding shares of Common Stock and are no longer subject to the Standstill and the Lock-Up and Transfer Restrictions, (b) such time as the Schlumberger Parties do not beneficially own any shares of Common Stock, and (c) the written agreement of the Schlumberger Parties and the Company terminating the agreement. The Stockholders Agreement terminated with respect to Riverstone on March 11, 2022, as a result of Riverstone and its affiliates no longer beneficially owning at least 10% of the outstanding shares of common stock of the Company.

Amended and Restated Registration Rights Agreement

In connection with the OneStim Acquisition, we entered into an amended and restated registration rights agreement with Schlumberger, Schlumberger Canada and each of the other holders identified therein (the “Holders”), pursuant to which, among other things, certain Holders, including affiliates of Riverstone, Schlumberger and Schlumberger Canada (the “Sponsoring Holders”), have customary demand and piggyback registration rights. Under the amended and restated registration rights agreement, subject to certain conditions and limitations, we are obligated to prepare and file a registration statement registering the offer and sale of all of Schlumberger and Schlumberger Canada’s shares of Class A Common Stock and to effect a distribution of any or all of their shares of Class A Common Stock by means of an underwritten offering.

Property Swap

During 2021, a subsidiary of the Company and Schlumberger entered into a property swap agreement under which the Company exchanged with Schlumberger a property acquired in the OneStim Acquisition and $4.9 million in cash for a separate property that the Company has utilized with its existing operations.

Working Capital Settlement

Under the MTA, to the extent the net working capital, as defined therein, of the transferred OneStim business is less than $54.6 million, the difference shall be payable in cash to the Company. In 2021, the Company agreed on a working capital settlement from Schlumberger of $15.8 million, most of which was netted against transaction services costs and cash settlements during the transition services period.

Purchase of Chemicals, Proppant and Equipment

Following the OneStim Acquisition, in the normal course of business, the Company purchases chemicals, proppant and other equipment and maintenance parts from Schlumberger and its subsidiaries. For the year ended December 31, 2021, total purchases from Schlumberger were approximately $28.2 million, and as of December 31, 2021, amounts due to Schlumberger were $3.8 million.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A Common Stock to a non-U.S. holder. For the purpose of this discussion, a non-U.S. holder is any beneficial owner of our Class A Common Stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not any of the following:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or any state or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our Class A Common Stock and partners in such partnerships to consult their tax advisors.

This discussion assumes that non-U.S. holders will hold our Class A Common Stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation (e.g., alternative minimum tax) or any aspects of U.S. federal estate or gift taxation or state, local or non-U.S. taxation, nor does it consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders that may be subject to special treatment under U.S. federal income tax laws, including, without limitation, U.S. expatriates, insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is other than the U.S. dollar, “controlled foreign corporations,” “passive foreign investment companies,” common trust funds, certain trusts, and hybrid entities, and investors that hold our Class A Common Stock as part of a hedge, straddle or conversion transaction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

We urge each prospective investor to consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our Class A Common Stock.

Dividends

We do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our Class A Common Stock, those distributions will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, such excess will constitute a return of capital and will first reduce a holder’s adjusted tax basis in its Class A Common Stock, but not below zero, and then will be treated as gain from the sale of Class A Common Stock (see “—Gain on disposition of Class A Common Stock” below).

Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution paid to a non-U.S. holder of our Class A Common Stock generally will be subject to U.S. federal income tax withholding either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

Dividends received by a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax. To obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI (or other appropriate version of IRS Form W-8) properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal income tax withholding, will be subject to U.S. federal income tax on a net income basis at the same graduated rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise. In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a trade or business conducted by the corporate non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A non-U.S. holder of our Class A Common Stock may obtain a refund of any excess amounts withheld under these rules if the non-U.S. holder is eligible for a reduced rate of United States withholding tax and an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Class A Common Stock

Subject to the discussion under “—Backup withholding and informational reporting” and “—Foreign account tax compliance,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A Common Stock unless:

•

the gain is effectively connected with a trade or business conducted by a non-U.S. holder in the United States and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States;

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for its shares of our Class A Common Stock, and either (i) shares of our Class A Common Stock are not “regularly traded on an established securities market” or (ii) if shares of our Class A Common Stock are “regularly traded on an established securities market,” the non-U.S. holder held, directly or indirectly, at any time during such period, more than 5% of our issued and outstanding Class A Common Stock.

Gain described in the first and third bullet points above will be subject to U.S. federal income tax at the same graduated rates generally applicable to U.S. persons. With respect to the gain described in the first bullet point above, if such non-U.S. holder is a foreign corporation, such gain may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items. Furthermore, if we are a “United States real property holding corporation” as discussed in the third bullet point above, if our Class A Common Stock is not considered to be “regularly traded on an established securities market,” a non-U.S. holder disposing of Class A Common Stock (regardless of the percentage of stock owned) would be subject to a 15% withholding tax on the gross proceeds from the disposition of our Class A Common Stock. Such withholding is not an additional tax but, rather, is applied as a credit against the income tax liability described in the first sentence of this paragraph. If such withholding results in an overpayment of income tax liabilities, a refund may be obtained, provided that the required information is timely furnished to the IRS. We believe that we currently are not a “United States real property holding corporation” for U.S. federal income tax purposes, and we do not expect to become a “United States real property holding corporation” for the foreseeable future.

A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable tax treaty) on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder may be subject to backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8-BEN-E (or other suitable substitute or successor form). Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from sale or other disposition by a non-U.S. holder of our Class A Common Stock effected outside the U.S. by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8-BEN-E (or other suitable substitute or successor form). Notwithstanding the foregoing, information reporting and backup withholding may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Sections 1471 to 1474 of the Code (Such section commonly referred to as FATCA) will impose a 30% U.S. withholding tax on certain “withholdable payments” made to a “foreign financial institution” or a “non-financial foreign entity.” “Withholdable payments” include payments of dividends and the gross proceeds from a disposition of property (such as our Class A Common Stock). In general, if you are a “foreign financial institution” (which includes investment entities such as hedge funds and private equity funds), the 30% withholding tax will apply to withholdable payments made to you, unless you enter into an agreement with the U.S. Department of Treasury (the “Treasury”) to collect and provide substantial information regarding your U.S. account holders, including certain account holders that are foreign entities with U.S. owners, and to withhold 30% on certain “passthru payments.” If you are a “non-financial foreign entity,” FATCA also generally will impose a withholding tax of 30% on withholdable payments made to you unless you provide the withholding agent with a certification that you do not have any substantial U.S. owners or a certification identifying your direct or indirect substantial U.S. owners. Treaties between the United States and your resident country may modify some of the foregoing requirements.

The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to the gross proceeds from a sale or other disposition of our stock, which may be relied upon by taxpayers until final regulations are issued. We will not pay additional amounts in respect of amounts withheld. Investors should consult a tax advisor concerning the consequences under FATCA of ownership of our Class A Common Stock.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of Class A Common Stock set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.	7,250,000
J.P. Morgan Securities LLC	7,250,000

Total	14,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of Class A Common Stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of Class A Common Stock subject to their acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Class A Common Stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered by this prospectus supplement if any such shares are taken.

The underwriters propose to offer the shares of Class A Common Stock for sale from time to time in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part. The underwriters may effect such transactions by selling the shares of Class A Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of Class A Common Stock for whom they act as agent or to whom they sell as principal. The difference between the price at which the underwriters purchase shares and the price at which the underwriters sell such shares of Class A Common Stock may be deemed underwriting compensation.

We will pay all expenses related to this offering, other than underwriting discounts and commissions. The expenses of the offering, not including underwriting discounts and commissions, are estimated at $450,000 and are payable, or have been paid, by us.

No Sales of Similar Securities

We, the selling stockholder, and certain executive officers and directors of the Company, have agreed that, without the prior written consent of BofA Securities, Inc. and J.P. Morgan Securities LLC, and subject to specified exceptions, we, the selling stockholder, and certain executive officers and directors of the Company, will not, during the period ending 30 days after the date of this prospectus supplement, or the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Class A Common Stock;

whether any such transaction described above or in the immediately following sentence is to be settled by delivery of shares of Class A Common Stock or such other securities, in cash or otherwise. In addition, we will not, during the restricted period, file any registration statement with the SEC relating to the offering of any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock, and we agree that, without the prior written consent of BofA Securities, Inc. and J.P. Morgan Securities LLC, we, the selling stockholder, and certain of our executive officers and directors will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A Common Stock or any security convertible into or exercisable or exchangeable for shares of Class A Common Stock.

The lock-up restrictions described in the foregoing are subject to customary exceptions, including with respect to:

•	the sale of shares to the underwriters;

•

the issuance by us of shares of Class A Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriter has been advised in writing; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A Common Stock, provided that (i) such plan does not provide for the transfer of shares of Class A Common Stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing will include a statement to the effect that no transfer of shares of Class A Common Stock may be made under such plan during the restricted period.

BofA Securities, Inc. and J.P. Morgan Securities LLC may release the shares of Class A Common Stock and other securities subject to the lock-up restrictions described above in whole or in part at any time with or without notice.

New York Stock Exchange Listing

The shares of Class A Common Stock are listed on the NYSE under the symbol “LBRT.”

Price Stabilization, Short Positions

Until the distribution of the shares of Class A Common Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A Common Stock. However, the underwriters may engage in transactions that stabilize the price of the Class A Common Stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A Common Stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of Class A Common Stock than they are required to purchase in the offering. The underwriters must close out any short position by purchasing shares of Class A Common Stock in the open market. Stabilizing transactions consist of various bids for or purchases of shares of Class A Common Stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A Common Stock or preventing or retarding a decline in the market price of our Class A Common Stock. As a result, the price of our Class A Common Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Common Stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us and our affiliates, for which they received or will receive customary fees and expenses.

Furthermore, the underwriters and certain of their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the company. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of Class A Common Stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of Class A Common Stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of Class A Common Stock shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of Class A Common Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of Class A Common Stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A Common Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A Common Stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A Common Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom (“UK”), no shares of Class A Common Stock have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares of Class A Common Stock which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares of Class A Common Stock may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares of Class A Common Stock shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any shares of Class A Common Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any shares of Class A Common Stock being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A Common Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A Common Stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A Common Stock, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares of Class A Common Stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of Class A Common Stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares of Class A Common Stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of Class A Common Stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of Class A Common Stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of Class A Common Stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of Class A Common Stock offered should conduct their own due diligence on the shares of Class A Common Stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of Class A Common Stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of Class A Common Stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of Class A Common Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of Class A Common Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of Class A Common Stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A Common Stock , has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A Common Stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The shares of Class A Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1  of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and information previously filed with the SEC. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until all of the securities offered by this prospectus supplement have been sold as described in this prospectus supplement (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2021;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022;

•	our Current Report on Form 8-K filed with the SEC on April 21, 2022;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 8, 2022; and

•

the description of our Class  A Common Stock, which is contained in Exhibit 4.2 of our Annual Report on Form 10-K for the year ended December 31, 2021, as we may update that description in any amendment, report or filing from time to time.

These reports contain important information about us, our financial condition and our results of operations.

These documents can be accessed free of charge on our website at www.libertyfrac.com. Information on our website is not incorporated by reference in this prospectus supplement. You may request a copy of any document incorporated by reference in this prospectus supplement, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Liberty Energy Inc.

950 17th Street, Suite 2400

Denver, Colorado 80202

Phone: (303) 515-2851

WHERE YOU CAN FIND MORE INFORMATION

Our Class A common stock is listed on the NYSE under the symbol “LBRT.” Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website at www.libertyfrac.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference in this prospectus supplement, and you should not consider information contained on our website as part of this prospectus supplement.

This prospectus supplement is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s website at www.sec.gov. Our SEC filings are available to the public from commercial document retrieval services and through the SEC’s website at www.sec.gov.

LEGAL MATTERS

The validity of shares of our Class A Common Stock offered in this prospectus supplement will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. Certain legal matters in connection with the offering of our Class A Common Stock made by this prospectus supplement will be passed upon for the selling stockholder by Latham & Watkins LLP, Houston, Texas. The validity of shares of our Class A Common Stock offered in this prospectus supplement will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The financial statements of Liberty Energy Inc. incorporated by reference in this prospectus supplement, and the effectiveness of Liberty Energy Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

PROSPECTUS

Liberty Energy Inc.

CLASS A COMMON STOCK

This prospectus relates to the offer and sale from time to time by us and/or one or more selling stockholders identified in any prospectus supplement of shares of our Class A common stock. We or the selling stockholders may sell none, some or all of the shares of Class A common stock offered by this prospectus from time to time on any exchange on which the shares of Class A common stock are listed on terms to be negotiated with buyers. We or the selling stockholders may also sell the shares of Class A common stock in private sales or through dealers or agents. We or the selling stockholders may sell the shares of Class A common stock at prevailing market prices or at prices negotiated with buyers. See “Plan of Distribution.”

Each time that we or the selling stockholders offer Class A common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement or a free writing prospectus will contain more specific information about the offering, including the terms, price and amount of the Class A common stock. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to sell Class A common stock unless accompanied by a prospectus supplement describing the method and terms of the offering.

The selling stockholders will be responsible for any commissions due to brokers, dealers or agents for sales they make. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale of our Class A common stock by the selling stockholders.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LBRT.” On April 28, 2022, the last reported sale price of our shares on the NYSE was $17.66 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” on page 2 of this prospectus, as well as those contained in any accompanying prospectus supplement and the documents incorporated by reference herein or therein, for a discussion of factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities described herein or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 29, 2022

Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any free writing prospectus we have prepared. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy Class A common stock in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information in this prospectus or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of any sale of the Class A common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may sell shares of our Class A common stock from time to time and in one or more offerings and the selling stockholders to be named in a supplement to the prospectus may, from time to time, sell shares of Class A common stock in one or more offerings as described in this prospectus. Each time that we or the selling stockholders offer and sell Class A common stock, we or the selling stockholders will provide a prospectus supplement to this prospectus that contains specific information about the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable.

This prospectus generally describes Liberty Energy Inc. and the Class A common stock that we or any selling stockholder may offer. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before buying any of the securities being offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Except as otherwise indicated or required by the context, all references in this prospectus to the “Company,” “we,” “us” or “our” refer to Liberty Energy Inc., formerly known as Liberty Oilfield Services Inc., and its consolidated subsidiaries. References in this prospectus to “selling stockholders” refer to any persons or entities to be identified as selling stockholders in a prospectus supplement or otherwise, as described in “Selling Stockholders.” References in this prospectus to “Liberty LLC” refer to Liberty Oilfield Services New HoldCo LLC.

ABOUT LIBERTY ENERGY INC.

Overview

We are a leading integrated oilfield services and technology company focused on providing innovative hydraulic services and related technologies to onshore oil and natural gas exploration and production (“E&P”) companies in North America. We offer customers hydraulic fracturing services, together with complementary services including wireline services, proppant delivery solutions, data analytics, related goods (including our sand mine operations), and technologies that will facilitate lower emission completions, thereby helping our customers reduce their emissions profile.

Our primary locations of operation include the Permian Basin, the Eagle Ford Shale, the Denver-Julesburg Basin, the Williston Basin, the San Juan Basin, the Powder River Basin, the Haynesville Shale, the South Central Oklahoma Oil Province and Sooner Trend Anadarko Canadian Kingfisher, the Marcellus Shale, the Utica Shale, and the Western Canadian Sedimentary Basin, which are among the most active basins in North America.

Principal Executive Offices

Our principal executive offices are located at 950 17th Street, Suite 2400, Denver, Colorado 80202, and our telephone number at that address is (303) 515-2800. Our website address is www.libertyfrac.com. Information contained on our website does not constitute part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of each offering under this prospectus (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2021;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022;

•	our Current Report on Form 8-K filed with the SEC on April 21, 2022;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 8, 2022; and

•

the description of our Class A common stock, which is contained in Exhibit 4.2 of our Annual Report on Form 10-K for the year ended December 31, 2021, as we may update that description in any amendment, report or filing from time to time.

These reports contain important information about us, our financial condition and our results of operations.

These documents can be accessed free of charge on our website at www.libertyfrac.com. Information on our website is not incorporated by reference in this prospectus. You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Liberty Energy Inc.

950 17th Street, Suite 2400

Denver, Colorado 80202

Phone: (303) 515-2851

WHERE YOU CAN FIND MORE INFORMATION

Our Class A common stock is listed on the NYSE under the symbol “LBRT.” Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website at www.libertyfrac.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference in this prospectus, and you should not consider information contained on our website as part of this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s website at www.sec.gov. Our SEC filings are available to the public from commercial document retrieval services and through the SEC’s website at www.sec.gov.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including statements about our growth, including statements about our expected growth from recent acquisitions such as the PropX Acquisition (as defined below) and the OneStim Acquisition (as defined below), expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, future global economic conditions, the impacts of the novel strain of the coronavirus (“COVID-19”) pandemic, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, in addition to other estimates and beliefs. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We may use the words “estimate,” “outlook,” “project,” position,” “potential,” “likely,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “achievable,” “anticipate,” “may,” “will,” “continue,” “should,” “could” and similar expressions to help identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. We cannot assure you that our assumptions and expectations will prove to be correct. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, including but not limited to the risks described in this prospectus and other filings that we make with the SEC. We undertake no intention or obligation to update or revise any forward-looking statements, except as required by law, whether as a result of new information, future events or otherwise and readers should not rely on the forward-looking statements as representing the Company’s views as of any date subsequent to the date of the filing of this prospectus. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, decline in demand for our services, the cyclical nature and volatility of the oil and natural gas industry, a decline in, or substantial volatility of, crude oil and natural gas commodity prices, environmental risks, regulatory changes, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, the timing of development expenditures and the other risks described under the heading “Risk Factors” in both our Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, which are incorporated by reference in this prospectus.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

An investment in the shares of our Class A common stock offered pursuant to this prospectus and the applicable prospectus supplement involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors described under, but not limited to, the heading “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from sales of our Class A common stock for general corporate purposes, which may include, but are not limited to, repayment or refinancing of indebtedness, working capital, capital expenditures, investments and acquisitions. Pending such use, any net proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities and/or similar assets as we may determine. We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders.

EXCHANGE OF LIBERTY LLC UNITS AND CLASS B COMMON STOCK

Under the Second Amended and Restated Limited Liability Company Agreement of Liberty LLC (the “Liberty LLC Agreement”), each member of Liberty LLC other than Liberty Energy Inc. (the “Liberty Unit Holders”) has, subject to certain limitations, the right (the “Redemption Right”) to cause Liberty LLC to acquire all or a portion of its units in Liberty LLC (“Liberty LLC Units”) for, at Liberty LLC’s election, (i) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each Liberty LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, Liberty Energy Inc. (instead of Liberty LLC) will have the right (the “Call Right”) to, for administrative convenience, acquire each tendered Liberty LLC Unit directly from the redeeming Liberty Unit Holder for, at Liberty Energy Inc.’s election, (x) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash. In addition, upon a change of control of Liberty Energy Inc., Liberty Energy Inc. has the right to require each Liberty Unit Holder to exercise its Redemption Right with respect to some or all of such unit holder’s Liberty LLC Units. In connection with any redemption of Liberty LLC Units pursuant to the Redemption Right or our Call Right, the corresponding number of shares of our Class B common stock will be cancelled.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 400,000,000 shares of Class A common stock, $0.01 par value per share, 400,000,000 shares of Class B common stock, $0.01 par value per share, and 10,000 shares of preferred stock, $0.01 par value per share.

There were 186,847,433 shares of Class A common stock, 333,353 shares of Class B common stock and no shares of preferred stock issued and outstanding as of April 20, 2022.

The following summary of the capital stock and amended and restated certificate of incorporation and second amended and restated bylaws of Liberty Energy Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read our amended and restated articles of incorporation and second amended and restated bylaws for additional information.

Class A Common Stock

Voting Rights. Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of shares of Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors (“Board”) out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.

Class B Common Stock

Voting Rights. Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The Liberty Unit Holders own one share of Class B common stock for each Liberty LLC Unit that they hold. Accordingly, the Liberty Unit Holders have a number of votes in Liberty Energy Inc. equal to the aggregate number of Liberty LLC Units that they hold.

Dividend and Liquidation Rights. Holders of our Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of the Company.

Redemption Right. Each member of Liberty LLC has received one share of Class B common stock for each Liberty LLC Unit that it holds. Accordingly, each member of Liberty LLC has a number of votes in the Company equal to the aggregate number of Liberty LLC Units that it holds. Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Liberty LLC, each holder of Liberty LLC Units has, subject to certain limitations, the right to cause Liberty LLC to acquire all or a portion of its Liberty LLC Units, together with an equal number of shares of Class B common stock, for, at Liberty LLC’s election, shares of Class A common stock or cash.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 10,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the Board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Second Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, and our amended and restated certificate of incorporation and our second amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:

•	the transaction is approved by the board of directors before the date the interested shareholder attained that status;

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upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and our second amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests, including those set forth below:

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requirements for advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders;

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the ability to authorize undesignated preferred stock which makes it possible for our Board to issue, without shareholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

•	our authorized number of directors may be changed only by resolution of the Board;

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all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•

our amended and restated certificate of incorporation and second amended and restated bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding Class A common stock;

•	special meetings of our stockholders may only be called by the Board, the chief executive officer or the chairman of the Board;

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our Board is divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any;

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we renounced any interest in existing and future investments in other entities by, or the business opportunities of, funds affiliated with Riverstone Holdings LLC (“Riverstone”) and its affiliates and they have no obligation to offer us those investments or opportunities; and

•	our second amended and restated bylaws can be amended by the Board.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

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any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our second amended and restated bylaws; or

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any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

In addition, our second amended and restated bylaws provides that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation and second amended and restated bylaws related to choice of forum. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our second amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our second amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have also entered into indemnification agreements with each of our current directors and officers and intend to enter into indemnification agreements with any future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision that is in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Registration Rights

OneStim Registration Rights Agreement

In connection with the acquisition of the OneStim business (“OneStim”) from subsidiaries of Schlumberger Limited at the end of 2020 (the “OneStim Acquisition”), on December 31, 2020 we entered into an amended and restated registration rights agreement (the “OneStim Registration Rights Agreement”) with Schlumberger Technology Corporation (“Schlumberger”), Schlumberger Canada Limited (“Schlumberger Canada” and, together with Schlumberger, the “Schlumberger Parties”) and each of the other holders identified therein (the “Holders”), pursuant to which, among other things, certain Holders, including affiliates of Riverstone, Schlumberger and Schlumberger Canada (the “Sponsoring Holders”), have customary demand registration rights and we are obligated to prepare and file a registration statement registering the offer and sale of all of Schlumberger and Schlumberger Canada’s shares of Class A common stock. In addition, pursuant to the OneStim Registration Rights Agreement, the Sponsoring Holders have the right to require us, subject to certain limitations set forth therein, to effect a distribution of any or all of their shares of Class A common stock by means of an underwritten offering. We are not obligated to effect any underwritten offering unless the dollar amount of the registrable securities of the Sponsoring Holder(s) demanding such underwritten offering to be included therein is reasonably likely to result in gross sale proceeds of at least $25 million. The OneStim Registration Rights Agreement also provides Holders with certain customary piggyback registration rights. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and the Company’s right to delay or withdraw a registration statement under certain circumstances.

PropX Registration Rights Agreement

In connection with the acquisition of all of the issued and outstanding units of membership interests Proppant Express Investments, LLC and its subsidiaries in October 2021 (the “PropX Acquisition”), we entered into a registration rights agreement on October 26, 2021 with each of the sellers in the PropX Acquisition and certain of their investors (the “PropX Registration Rights Agreement”). Pursuant to the terms of the PropX Registration Rights Agreement, the Holders (as defined therein) have registration rights which, among other things, and subject to certain limitations set forth therein, include one customary demand registration right for certain Holders. We were obligated to prepare and file a prospectus supplement registering the offer and sale of all of the shares of our Class A common stock acquired in the PropX acquisition by the sellers at closing and all of the shares of our Class A common stock issuable upon redemption or conversion of the Liberty LLC Units (the “Transaction Shares”).

In addition, pursuant to the PropX Registration Rights Agreement, the Holders that may exercise demand rights (the “Principal Holders”) have the right to require us, subject to certain limitations set forth therein, to effect a distribution of any or all of their shares of our Class A common stock by means of an underwritten offering. We are not obligated, however, to effect any underwritten offering unless the dollar amount of the registrable securities of the Principal Holder demanding such underwritten offering to be included therein, together will all other participating holders, is reasonably likely to result in gross sale proceeds of at least $20 million. The PropX Registration Rights Agreement also provides Holders with certain customary piggyback registration rights. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and our right to delay or withdraw a registration statement under certain circumstances.

We must pay certain fees and expenses related to our obligations under the PropX Registration Rights Agreement, except underwriting discounts and commission, if any, which must be paid by the Holders. In addition, the following Transaction Shares will no longer have the foregoing registration rights: (i) any such shares that have been registered and disposed of pursuant to an effective registration statement or otherwise transferred to a person who is not entitled to the registration and other rights thereunder, (ii) any such shares that have been sold or transferred by the Holder thereof pursuant to Rule 144 and the transferee thereof does not receive “restricted securities” as defined in Rule 144, (iii) any such shares that may be sold pursuant to Rule 144 without regard to volume or manner of sale limitations, and (iv) any such shares that cease to be outstanding.

The descriptions above of the registration rights agreements are not complete and are qualified in their entirety to the terms of each respective agreement, copies of which are respectively filed as Exhibits 4.2 and 4.3 hereto.

Stockholders Agreement

In connection with the OneStim Acquisition, we entered into an amended and restated stockholders agreement (the “Stockholders Agreement”) with affiliates of Riverstone, and the Schlumberger Parties. Among other things, Stockholders Agreement provides the right to designate nominees to our Board as follows:

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so long as the Schlumberger Parties and its affiliates collectively beneficially own at least 20% of the outstanding shares of our common stock, the Schlumberger Parties can designate up to two (2) nominees to our Board; and

•

so long as the Schlumberger Parties and their affiliates collectively beneficially own at least 10% of the outstanding shares of our common stock, the Schlumberger Parties can designate up to one (1) nominee to our Board.

Pursuant to the Stockholders Agreement, the Schlumberger Parties (i) were not permitted for a period of nine months from the closing of the OneStim Acquisition, to transfer or dispose of (or take other analogous actions in accordance with the terms of the agreement) any economic, voting or other rights in or to their issued shares, other than certain permitted transfers and, (ii) will not be permitted for a period of four years from the closing of the OneStim Acquisition, to make any transfer of common stock to any direct competitor of the Company or to any person that is subject to, or by virtue of such transfer would become subject to, the reporting obligations under Schedule 13D under the Exchange Act, with respect to common stock (the “Lock-Up and Transfer Restrictions”).

Pursuant to the Stockholders Agreement, the Schlumberger Parties and their affiliates are subject to customary standstill restrictions in accordance with which such parties will agree not to, among other things, acquire beneficial ownership of any equity securities of the Company or publicly seek or encourage any offer or proposal for a merger or similar transaction involving the Company during the period commencing on the date of the agreement and continuing until the fourth anniversary of the closing of the OneStim Acquisition (the “Standstill”).

Pursuant to the Stockholders Agreement, we will be required to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees designated by either the Riverstone affiliates or the Schlumberger Parties. At any time the members of our Board are allocated among separate classes of directors, (i) the directors designated by the Riverstone affiliates pursuant to the amended and restated stockholders agreement will be to the classes as mutually agreed between us and the Riverstone affiliates, and (ii) the directors designated by the Schlumberger Parties pursuant to the amended and restated stockholders agreement will be to the classes as mutually agreed between us and the Schlumberger Parties. The Riverstone affiliates will be entitled to designate the replacement for any of its Board designees whose service terminates prior to the end of such director’s term. The Schlumberger Parties will be entitled to designate the replacement for any of its Board designees whose service terminates prior to the end of such director’s term.

The Stockholders Agreement will terminate with respect to the Schlumberger Parties at the earliest of (a) such time as the Schlumberger Parties no longer beneficially own at least 10% of the outstanding shares of common stock and are no longer subject to the Standstill and the Lock-Up and Transfer Restrictions, (b) such time as the Schlumberger Parties do not beneficially own any shares of common Stock, and (c) the written agreement of the Schlumberger Parties and the Company terminating the agreement. The Stockholders Agreement terminated with respect to Riverstone on March 11, 2022, as a result of Riverstone and its affiliates no longer beneficially owning at least 10% of the outstanding shares of common stock of the Company.

The description above of the Stockholders Agreement is not complete and is qualified in its entirety to the terms of the agreement, a copy of which is filed as Exhibit 4.1 hereto.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on the NYSE under the symbol “LBRT.”

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of shares of our Class A common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which include, without limitation, qualified pension, profit sharing, and stock bonus plans; plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”); and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice or legal opinion.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our Class A common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the purchase and holding of shares of our Class A common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

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whether the purchase or holding of shares of our Class A common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under “—Prohibited Transaction Issues” below); and

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whether the Plan will be considered to hold, as plan assets, (i) only shares of our Class A common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be personally subject to penalties and liabilities under ERISA and the Code. The purchase and/or holding of shares of our Class A common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is purchased and is held in accordance with the terms and conditions of an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, shares of our Class A common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

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the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

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the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

•

there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, individual retirement accounts and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing and/or holding shares of our Class A common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of shares of our Class A common stock. Purchasers of shares of our Class A common stock have the exclusive responsibility for ensuring that their purchase and holding of shares of our Class A common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of our Class A common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate generally or for any such Plan.

PLAN OF DISTRIBUTION

We or any of the selling stockholders may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly through one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Unless we state otherwise in the applicable prospectus supplement, the validity of our Class A common stock that may be offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of Liberty Energy Inc. incorporated by reference in this prospectus, and the effectiveness of Liberty Energy Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

14,500,000 Shares

Class A Common Stock

PROSPECTUS    SUPPLEMENT

BofA Securities

J.P. Morgan

April 29, 2022